EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-40328, No. 333-64106, No. 333-85204, No. 333-104462, No. 333-114845, No. 333-123858, No. 333-133229, No. 333-141463, No. 333-161636, No. 333-166102, No. 333-173273, No. 333-187361 and No. 333-194822 on Form S-8 of our reports dated December 22, 2014, relating to the consolidated financial statements of Quiksilver, Inc., and the effectiveness of Quiksilver, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Quiksilver Inc. for the year ended October 31, 2014.
/s/ Deloitte & Touche LLP
Costa Mesa, California
December 22, 2014